Exhibit 10.7

Execution Version

SUPPORT SERVICES AGREEMENT

THIS SUPPORT SERVICES AGREEMENT (this “Agreement”) is made and entered into as of May 25, 2012, by and between Lighting Science Group Corporation, a Delaware corporation (“LSCG”) and Pegasus Capital Advisors, L.P., a Delaware limited partnership (“Pegasus”).

WHEREAS, LSCG has received, and desires to continue to receive from the operating advisors of Pegasus (the “Operating Advisors”), certain financial, strategic planning, monitoring and other related services and business advice, which advice is in addition to any services such Operating Advisors may perform in their capacity as “rainmakers” under those certain “rainmaker” agreements to which the Company is a party (collectively, the “Services”); and

WHEREAS, Pegasus is willing to continue to cause the Operating Advisors to provide the Services to LSCG on the terms set forth herein.

NOW, THEREFORE, in consideration of the premises and covenants of the parties hereto contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Definitions. As used herein, the term “Affiliate” shall mean, with respect to any person, each other person directly or indirectly controlling or controlled by or under common control with such person; provided that, with respect to Pegasus, the term “Affiliate” shall not include LSCG, or its subsidiaries. As used herein, the term “Confidential Information” includes, but is not limited to, information relating to the intellectual property and business practices of LSCG, whether or not reduced to writing or other tangible medium of expression, whether or not patented, patentable, capable of trade secret protection, or protected as an unpublished or published work under the United States Copyright Act of 1976 as amended; provided, Confidential Information does not include information that: (i) is or becomes generally available to the public other than as a result of a breach of this Agreement, (ii) is already known to Pegasus from a source other than LSCG or one of its Affiliates prior to the execution of this Agreement, (iii) is furnished by a third party who is lawfully in possession of such information and who lawfully conveys that information to Pegasus, or (iv) is subsequently developed by Pegasus independently from the information received from LSCG. As used herein, “intellectual property” means information relating to research and development, inventions, discoveries, improvements, methods and processes, know-how, algorithms, compositions, works, concepts, designs, ideas, prototypes, models, samples, writings, notes, and patent applications. As used herein, “business practices” means information relating to intellectual property, business plans, financial information, products, services, manufacturing processes and methods, costs, sources of supply, marketing plans, advertising plans, customer lists, sales, profits, pricing methods, personnel, and business relationships. As used herein, “Qualified Public Offering” means a firmly committed underwritten public offering of LSCG’s common stock on The NASDAQ Stock Market or the New York Stock Exchange pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, where (a) the gross proceeds received by LSCG and any selling stockholders in the offering are no less than $100 million and (b) the market capitalization of LSCG immediately after consummation of the offering is no less than $500 million. As used herein, “Change of Control” means (a) the sale, conveyance or disposition, including but not limited to any spin-off or in-kind distribution, by LSCG or by one or more of its subsidiaries, of all or substantially all of the assets of LSCG (on a consolidated basis) to any person or group (other than LSCG or its wholly-owned subsidiaries and other than pursuant to a joint venture arrangement in which LSCG, directly or indirectly, receives at least fifty percent (50%) of the equity and voting interests); (b) the effectuation of a transaction or series of related transactions in which more than thirty-five percent (35)% of the voting power of LSCG is disposed of (other than (i) as a direct result of normal, uncoordinated trading activities in LSCG’s common stock generally or (ii) solely as a result of the disposition by a stockholder of LSCG common stock to an Affiliate of such stockholder); (c) any merger, consolidation, stock or asset purchase, recapitalization or other business combination transaction (or series of related transactions) as a result of which the shares of capital stock entitled to vote generally in the election of directors and any preferred stock (treated on an as-converted basis) immediately prior to such transaction (or series of related transactions) are converted into and/or continue to represent (on an as-converted basis), in the aggregate, less than sixty-five percent (65%) of the total voting power of all shares of capital stock that are entitled to vote generally in the election of directors of the entity surviving or resulting from such transaction (or ultimate parent thereof); (d) a transaction or series of transactions in which any person, entity or “group” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) acquires more than thirty-five percent (35)% of the voting equity of LSCG (other than the acquisition by a person, entity or “group” that is an Affiliate of or Affiliated with a person, entity or “group” that immediately prior to such acquisition, beneficially owned thirty-five percent (35)% or more of the voting equity of LSCG) or (e) Pegasus ceases to beneficially own in the aggregate at least ten percent (10%) of the outstanding capital stock of LSCG, on a fully-diluted basis.

2. Engagement. LSCG hereby agrees to pay Pegasus the amounts set forth herein in exchange for the provision of Services to LSCG by the Operating Advisors. LSCG understands and agrees that if Pegasus is asked to provide a financial guaranty or act for LSCG in any other formal capacity, such further action shall not be covered by this Agreement and shall be subject to a separate agreement containing terms and conditions to be mutually agreed upon by LSCG and Pegasus. Pegasus has previously identified the Operating Advisors to LSCG and the nature of the Services that they will provide LSCG. Pegasus will advise LSCG in advance of the identity of any additional Operating Advisors that will be providing Services on its behalf and the nature of those Services; provided, that LSCG acknowledges that such additional Operating Advisors may include directors and officers of LSCG.

3. Representation and Acknowledgement. Pegasus represents and warrants that the amount of the Services Fees (as defined below) is a reasonable, good faith estimate of the actual amount to be expended by Pegasus in the future to obtain the Services on behalf of the Company.

4. Compensation. As compensation for the Services to be rendered by Pegasus to LSCG pursuant to the terms hereof, LSCG shall pay to Pegasus (or such other entity designated by Pegasus) a calendar quarterly fee of $125,000 payable in arrears within 15 days of the end of the immediately preceding calendar quarter commencing October 15, 2012 (the “Services Fees”). The Services Fees shall be deemed to compensate Pegasus for any and all expenses incurred by it or its Affiliates or representatives in connection with their performance of the Services hereunder other than reasonable and fully documented out-of-pocket expenses (such as travel expenses), and Pegasus shall not otherwise be entitled to seek reimbursement therefor from LSCG.

5. Confidentiality.

(a) Acknowledgment. In connection with the activities contemplated by this Agreement, Pegasus acknowledges that the Operating Advisors may learn of, or be exposed to, Confidential Information.

(b) Treatment. Pegasus shall take steps to protect LSCG’s Confidential Information and it shall not use, disclose, copy or allow access to LSCG Confidential Information except in the normal and proper course of performing its obligations pursuant to this Agreement. Notwithstanding the foregoing, Pegasus may disclose Confidential Information in response to a request by a government agency in connection with an investigation, in response to a litigation discovery request, and in response to a subpoena, subject to prompt notice to LSCG and reasonable efforts and cooperation in making such disclosure subject to a protective order or on a confidential basis.

(c) Return. All Confidential Information in tangible form and copies thereof shall be returned to LSCG upon request.

(d) Confidentiality Term. Pegasus acknowledges and agrees that its obligations with regard to Confidential Information shall continue until such time as one of the exceptions identified in Section 1 applies to the subject matter in question.

6. Liability. None of Pegasus, its Affiliates or Operating Advisors shall be liable to LSCG for any damages arising out of, relating to, or in connection with this Agreement or the performance of the Services hereunder, except to the extent such damages shall be finally judicially determined to result directly from the bad faith or willful misconduct of Pegasus, its Affiliates or Operating Advisors.

7. Term. This Agreement shall expire upon the earlier of: (i) June 30, 2017, (ii) a Change of Control or (iii) a Qualified Public Offering. During the first 30 days of any calendar quarter, LSCG shall have the right to terminate this Agreement, effective immediately upon delivery of written notice to Pegasus.

8. Governing Law. This Agreement shall be governed by and construed under the substantive laws of the State of New York.

9. Assignment. This Agreement and all provisions contained herein shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either party hereto without the prior written consent of the other party.

10. Amendment. This Agreement may be amended or modified only upon the written consent of Pegasus and LSCG.

11. Entire Agreement. This Agreement and those documents expressly referred to herein embody the complete agreement and understanding between the parties and supersede and preempt any prior agreements, understandings or representations by or between the parties, written or oral, relating to the subject matter hereof.

12. Survival. The provisions of Sections 1, 3 and 5 – 12, and the rights and obligations of the parties with respect thereto, shall survive the termination or expiration of this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties to this Agreement have executed this Agreement as of the date first written above.

LIGHTING SCIENCE GROUP CORPORATION

By:	/s/ Gregory T. Kaiser
Name: Gregory T. Kaiser
Title: Chief Financial Officer

PEGASUS CAPITAL ADVISORS, L.P.

By:	Pegasus Capital Advisors GP, LLC,
its general partner

By:	/s/ Steven Wacaster
Name: Steven Wacaster
Title: Vice President

Signature Page to Support Services Agreement